Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Advances Antithrombin Drug Development

-MPC-0920 Slated for IND Submission this Fiscal Year -

Salt Lake City, October 11, 2005 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it is rapidly nearing completion of the preclinical data package on MPC-0920, its antithrombin drug candidate, for submission to the FDA prior to beginning human clinical trials.

MPC-0920 is an orally available, direct thrombin inhibitor. It is designed to address the clinical needs for rapid and predictable anticoagulant action, an improved therapeutic window, predictable patient response and increased efficacy. MPC-0920 has been the subject of 27 preclinical GLP studies to date, comprising safety, toxicity, pharmacokinetics and formulation. MPC-0920 is covered by four issued patents -- two in the U.S. and two foreign.

"MPC-0920 is an intriguing compound in a vitally important therapeutic area," said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. "We look forward to completing the preclinical data package for submission to the FDA this fiscal year."

Thrombosis, the formation of a clot within a blood vessel, is the most common cause of death in the United States.  Approximately two million individuals in the United States die each year from an arterial or venous thrombosis or its consequences.  In addition, thrombosis results in significant morbidity particularly in the elderly. The most common form of thrombosis is deep-vein thrombosis (DVT) in the leg. This type of clot can break apart, travel up the leg and through the heart, lodging in the lungs and causing blockage of an artery. Known as pulmonary embolism, this condition causes lung tissue death and is an often-fatal complication of DVT.

The drugs currently used to treat this condition are the anticoagulants heparin and warfarin. They are widely used, one-third of hospitalized patients in the United States, approximately 12 million in total, receive heparin. However, both drugs have major drawbacks. Heparin requires intravenous administration and blood-level monitoring. Heparin-induced thrombocytopenia, low platelet count, is the most common serious drug reaction in hospitals. Warfarin is the only orally-available anti-thrombotic currently approved for use in the US. It has a very small therapeutic window and serious drug interaction problems and is very hard to use clinically. Accordingly, there is a large and urgent unmet medical need for new therapies.

The total market for medicines to treat thrombotic disorders in 2003 was $6.5 billion.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include: the rapid completion of the preclinical data package on MPC-0920, the Company's antithrombin drug candidate, for submission to the FDA prior to beginning human clinical trials and completion of the preclinical data package for submission to the FDA this fiscal year. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics' business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005. All information in this press release is as of October 11, 2005, and Myriad undertakes no duty to update this information unless required by law.